AMENDMENT FIFTEEN

TO

FUND ACCOUNTING AGREEMENT

This Amendment Fifteen (the “Amendment”) to that certain Fund Accounting Agreement, dated December 31, 2014, by and between Hartford Funds Management Company, LLC (the “Fund Accountant”) and the Registrants listed on Schedule A with respect to each series thereof (each a “Fund”) (the “Agreement”) is effective as of July 31, 2023 (the “Effective Date”).

WHEREAS, the parties hereto desire to amend and restate Schedule B to implement certain changes to the Fund Accounting Fee for Hartford Schroders Private Opportunities Fund;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties to the Agreement agree as follows:

1.	The second paragraph of Section 5 of Schedule B is deleted in its entirety and is replaced with the following:

For purposes of determining the ratable portion of the Allocated Vendor Costs and ratable portion of the Allocated Expenses payable by a Fund, the Fund’s ratable portion shall equal the Fund’s average net assets relative to the aggregate amount of net assets among all Funds and ETFs, each as measured during the current fiscal year-to-date period. HFMC shall allocate the Allocated Vendor Costs to the Funds listed on corresponding State Street Fee Schedule or invoice. For the avoidance of doubt, HFMC shall notionally allocate a ratable portion to of Allocated Vendor Costs and a ratable portion of Allocated Expenses to each ETF; however, HFMC shall be solely responsible for such costs under the terms and conditions of the Fund Accounting Agreement between HFMC and the ETFs.

2.	Section 6 of Schedule B is deleted in its entirety and is replaced with the following:

6.

Minimum Fund Accounting Fee and Maximum Fund Accounting Fee. Notwithstanding the foregoing, the Fund Accounting Fee payable by each Fund, other than Hartford Schroders Private Opportunities Fund, shall be: (i) not less than $40,000 per year (the “Minimum Fund Accounting Fee”); and (ii) not more than 0.02% (2 basis points) of the Fund’s average net assets (the “Maximum Fund Accounting Fee”). To the extent that the aggregate amount of the Fund Accounting Fees payable by the Funds is less than amount payable by HFMC to State Street, HFMC shall directly bear such costs.

For the avoidance of doubt, the above-referenced Minimum Fund Accounting Fee and Maximum Fund Accounting Fee shall not apply to Hartford Schroders Private Opportunities Fund and the Fund Accounting Fee payable by Hartford Schroders Private Opportunities Fund shall be determined in accordance with Section 5 hereof. In addition, HFMC shall notionally allocate to each ETF the Minimum Fund Accounting Fee or Maximum Fund Accounting Fee, as the case may be; however, HFMC shall be solely responsible for such costs under the terms and conditions of the Fund Accounting Agreement between HFMC and the ETFs.

3.	The changes to the Fund Accounting Agreement reflected in this Amendment shall become effective as of the Effective Date.

4.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

5.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date written above.

THE HARTFORD MUTUAL FUNDS, INC.		HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	/s/ Thomas R. Phillips	By:	/s/ Gregory A. Frost
	Thomas R. Phillips		Gregory A. Frost
	Secretary and Vice President		Chief Financial Officer

THE HARTFORD MUTUAL FUNDS II, INC.

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Secretary and Vice President

HARTFORD SERIES FUND, INC.

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Secretary and Vice President

HARTFORD HLS SERIES FUND II, INC.

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Secretary and Vice President

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Secretary and Vice President